Exhibit 99.1

Acushnet Holdings Corp. Announces

Pricing of Offering of Senior Notes

FAIRHAVEN, MA - September 27, 2023 - Acushnet Holdings Corp. (NYSE: GOLF) today announced that its wholly-owned subsidiary, Acushnet Company (the “Issuer”), priced an offering of $350,000,000 in aggregate principal amount of senior notes (the “Notes”). The proceeds from the Notes offering will be used to repay existing borrowings under the Issuer’s revolving secured credit facility and to pay fees and expenses related to the Notes offering.

The Notes will bear interest at a rate of 7.375% per annum and will pay interest semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2024. The Notes will mature on October 15, 2028, unless earlier repurchased or redeemed in accordance with their terms. The issuance of the Notes is expected to occur on or about October 3, 2023, subject to the satisfaction of customary closing conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including the failure to consummate the Notes offering and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. Any offer of the Notes will be made only by means of a private offering memorandum.

About Acushnet Holdings Corp.

We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf - Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands.

Media Contact:

AcushnetPR@icrinc.com

Investor Contact:

IR@AcushnetGolf.com